                            CERTIFICATE OF SECRETARY

                                       OF

                                  ALLIANZ FUNDS

         The undersigned, being the duly elected Secretary of Allianz Funds (the
"Trust"), does hereby certify that the following Resolutions of the Board of
Trustees of the Trust, were duly approved on June 7, 2007, are a true and correct copy of the originals as filed in the Minute Book of the Trust, and are currently in full force and effect.

APPROVAL OF FIDELITY BOND

VOTED:   That, after considering all relevant factors, the action of the Trust in joining Premier VIT, PIMCO Municipal Advantage Fund Inc., Fixed
         Income SHares, Nicholas-Applegate Equity & Convertible Income Fund,
         Allianz RCM Global EcoTrends Fund, PIMCO Municipal Income Fund, PIMCO
         California Municipal Income Fund, PIMCO New York Municipal Income Fund,
         PIMCO Corporate Income Fund, PIMCO Municipal Income Fund II, PIMCO
         California Municipal Income Fund II, PIMCO New York Municipal Income
         Fund II, PIMCO Municipal Income Fund III, PIMCO California Municipal
         Income Fund III, PIMCO New York Municipal Income Fund III, PIMCO
         Corporate Opportunity Fund, Nicholas-Applegate Convertible & Income
         Fund, PIMCO High Income Fund, Nicholas-Applegate Convertible & Income
         Fund II, PIMCO Floating Rate Income Fund, PIMCO Floating Rate Strategy
         Fund, NFJ Dividend, Interest & Premium Strategy Fund,
         Nicholas-Applegate International & Premium Strategy Fund and PIMCO
         Global StocksPLUS & Income Fund, in a Joint Investment Company Blanket
         Bond issued by National Union Fire Insurance Company of Pittsburgh, PA;
         U.S. Fire Insurance Company; and Great America Insurance Company;
         covering larceny and embezzlement and certain other acts, with a limit of liability of $65.5 million, or such amount as is necessary to cover the addition of the Trust to the Investment Company Blanket Bond, for
         an aggregate one-year premium of an amount to be determined by AGIFM once an aggregate premium figure is provided by the insurance companies, plus any additional amount as may be necessary to cover the addition of the Trust to the Investment Company Blanket Bond, be and it
         is hereby approved, the Trust's share of the premium to be no greater than a pro rata amount based on the gross assets of the named insured and to be paid from the Administrative Fee paid to Allianz Global
         Investors Fund Management LLC.

VOTED:   That pursuant to Rule 17g-1 under the Investment Company Act of 1940, as amended, the officers of the Trust, are each hereby designated as an agent for

Allianz Funds
Certificate of Assistant Secretary re: Fidelity Bond

         the Trust to make the filings and give the notices required by subparagraph (g) of said Rule.

VOTED:   That the officers of the Trust, or any of them, are authorized to make any and all payments and to do any and all other acts in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions; and further

VOTED:   That the Trust be and it hereby is authorized to enter into an agreement with the other parties to the Investment Company Blanket
         Bond, stating that in the event recovery is received under the bond as a result of the loss of the Trust and of one or more of the other named insured parties, the Trust shall receive an equitable and proportionate share of recovery, such share being at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1 under the
         Investment Company Act of 1940, as amended, and the President, the
         Treasurer and the Secretary of the Trust be and they hereby are, and each of them acting individually hereby is, authorized to execute and deliver such agreement, the taking of any or all such actions to be conclusive evidence of its authorization hereby.

VOTED:   That the form and amount of the Investment Company Blanket Bond, after consideration of all relevant factors including the Trust's aggregate assets to which persons covered by the bond have access, the type and terms of arrangements made for custody and safekeeping of assets, and the nature of the securities held, be and they hereby are approved.

VOTED:   That the Trust's participation in the Joint Fidelity Bond described above is in the best interest of the Trust and each of its series.

         IN WITNESS WHEREOF, the undersigned has executed this certificate this
14th day of September, 2007.

                                                     /s/ Thomas J. Fuccillo
                                                     Thomas J. Fuccillo
                                                     Secretary